                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-36708

PROSPECTUS SUPPLEMENT

                                  $150,000,000

                            PROTEIN DESIGN LABS, INC.

           5.50% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 15, 2007 993,337 SHARES OF COMMON STOCK ISSUABLE ON CONVERSION OF THE NOTES

--------------------------------------------------------------------------------

     This prospectus supplement ("Prospectus Supplement") supplements the Prospectus dated June 7, 2000 (the "Prospectus") of Protein Design Labs, Inc., a Delaware corporation (the "Company") and relates to the Company's 5.50% Convertible Subordinated Notes due February 15, 2007, held by certain security holders who may offer for sale the notes and shares of the Company's common stock into which the notes are convertible at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, that may receive compensation in the form of discounts, concessions or commissions. The Company will not receive any proceeds from this offering. This Prospectus Supplement should be read in conjunction with the Prospectus and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

          The date of this Prospectus Supplement is September 15, 2000.


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                            SELLING SECURITY HOLDERS

     The Selling Security Holders table is hereby amended (as amended, the "Amended Table") to reflect changes in the selling security holders and in the selling security holders' principal amounts of notes. The Amended Table sets forth, as of the date of this Prospectus Supplement, information with respect to the selling security holders and the respective principal amounts of notes beneficially owned by each selling security holder that may be offered pursuant to this prospectus. Such information has been obtained from the selling security holders. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling security holders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes pursuant to this prospectus, no estimate can be given as to the amount of the notes or the common stock issuable upon conversion of the notes that will be held by the selling security holders upon termination of any such sales. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

                                                    Principal Amount              Number of Shares of
                                                        of Notes                     Common Stock
                                                    ----------------   -------------------------------------------
                                                     Beneficially
                                                      Owned and
                                                       Offered         Beneficially      Offered      Owned After
        Selling Security Holder (1)                    Hereby (1)      Owned(1)(2)        Hereby      the Offering
------------------------------------------------    ----------------   -----------     ---------     -------------
Allstate Insurance Company                            $   500,000         11,911          3,311         8,600
Aloha Airlines Non-Pilots Pension Trust               $    75,000            496            496            --
Aloha Airlines Pilots Retirement Trust                $    45,000            298            298            --
Alta Partners Holdings, LDC                           $ 2,500,000         16,556         16,556            --
Argent Classic Convertible Arbitrage Fund             $ 7,000,000         46,357         46,357            --
 (Bermuda) L.P.
Associated Electric & Gas Insurance Services          $   370,000          2,450          2,450            --
 Limited
Baird, Patrick & Co., Inc.                            $ 2,520,000         16,688         16,688            --
BNP Arbitrage SNC                                     $10,000,000         66,225         66,225            --
BNP Cooper Neff Convertible Strategies Fund, L.P.     $   688,000          4,556          4,556            --
C&H Sugar Company, Inc.                               $   120,000            794            794            --
CALAMOS Market Neutral Fund - CALAMOS Investment      $   600,000          3,973          3,973            --
  Trust
CIBC World Markets                                    $17,293,000        114,523        114,523            --
Coastal Convertibles Ltd.                             $   400,000          2,649          2,649            --
Consulting Group Capital Markets Funds                $   200,000          1,324          1,324            --
Deephaven Domestic Convertible Trading Ltd.           $ 6,500,000         43,046         43,046            --
Deutsche Bank Securities, Inc.                        $29,670,000        196,490        196,490            --
Fidelity Financial Trust: Fidelity Convertible        $ 3,640,000         24,105         24,105            --
  Securities Fund
First Republic Bank                                   $   100,000            662            662            --
Grace Brothers, Ltd.                                  $ 2,000,000         13,245         13,245            --
Hawaiian Airlines Employees Pension Plan-IAM          $    65,000            430            430            --
Hawaiian Airlines Pension Plan for Salaried           $    15,000             99             99            --
  Employees
Hawaiian Airlines Pilots Retirement Plan              $   100,000            662            662            --
Helix Convertible Opportunities Fund Ltd.             $ 1,445,000          9,569          9,569            --
Helix Convertible Opportunities, L.P.                 $ 2,560,000         16,953         16,953            --
Highbridge International LLC                          $11,000,000         72,847         72,847            --
Janus Capital Corporation                             $ 2,067,000         13,688         13,688            --
Jefferies & Co.                                       $   210,000          1,390          1,390            --
KBC Financial Products USA                            $ 6,000,000         39,735         39,735            --
Kentfield Trading, Ltd.                               $ 4,667,000         30,907         30,907            --
Lincoln National Convertible Securities Fund          $ 3,000,000         19,867         19,867            --

                                                    Principal Amount              Number of Shares of
                                                        of Notes                     Common Stock
                                                    ----------------   -------------------------------------------
                                                     Beneficially
                                                      Owned and
                                                       Offered         Beneficially      Offered      Owned After
        Selling Security Holder (1)                    Hereby (1)      Owned(1)(2)        Hereby      the Offering
------------------------------------------------    ----------------   -----------     ---------     -------------
Lord Abbett Bond Debenture Fund                      $  3,000,000         19,867         19,867            --
Museum of Fine Arts, Boston                          $     26,000            172            172            --
New Hampshire Retirement System                      $    155,000          1,026          1,026            --
Onyx Capital Management                              $  5,090,000         33,708         33,708            --
Parker-Hannifin Corporation                          $     45,000            298            298            --
ProMutual                                            $     96,000            635            635            --
Putnam Asset Allocation Funds - Balanced Portfolio   $    170,000          1,125          1,125            --
Putnam Asset Allocation Funds - Conservative         $    112,000            741            741            --
  Portfolio
Putnam Balanced Retirement Fund                      $     52,000            344            344            --
Putnam Convertible Income - Growth Trust             $    455,000          3,013          3,013            --
Putnam Convertible Opportunities and Income Trust    $     69,000            456            456            --
Queen's Health Plan                                  $     25,000            165            165            --
Rhone-Poulenc Rorer Pension Plan                     $     33,000            218            218            --
R2 Investments, LDC                                  $ 21,000,000        139,072        139,072            --
State of Oregon/SAIF Corporation                     $  3,550,000         23,509         23,509            --
The Common Fund FAO Absolute Returns Fund            $    495,000          3,278          3,278            --
Tucker Anthony Inc.                                  $     42,000            278            278            --
University of Rochester                              $     25,000            165            165            --
UBS Warburg LLC                                      $    140,000            927            927            --
ZCM / HFR Index Management, L.L.C.                   $     70,000            463            463            --

      Total:                                         $150,000,000      1,001,955        993,355         8,600
                                                      ===========         =======        ======         =====

(1) Information concerning the selling security holders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion of the notes offered hereby may increase or decrease.

(2) Assumes a conversion price of $151.00 per share, and a cash payment in lieu of any fractional share interest.